PRESS RELEASE

LAS VEGAS, NEVADA, March 23, 2016 -- American Casino & Entertainment Properties LLC (“ACEP”) reported financial results for the fourth quarter ended December 31, 2015.

Fourth quarter Consolidated Net revenues were $89.3 million in 2015 compared to $84.8 million in 2014, an increase of 5.3%. ACEP reported a fourth quarter Net income of $3.3 million for 2015 compared to Net income of $0.2 million in 2014. Adjusted EBITDA increased 15.9% to $16.8 million in the fourth quarter of 2015 compared to $14.5 million in the fourth quarter of 2014. Adjusted EBITDA Margin increased to 18.8% in 2015 compared to 17.1% in 2014.

The increase in consolidated Net revenues was driven by increased slot and table games revenue, higher Hotel Occupancy, increased ADR, and higher average revenue per food cover. ACEP has reported year over year increases in Net revenue in each of the last eight quarters, and year over year increases in Adjusted EBITDA in seven out of eight quarters. Net income for the fourth quarter of 2015 was negatively impacted by a $2.1 million loss on asset disposal.

The Stratosphere - Stratosphere’s fourth quarter Net revenues increased 13.8% in 2015 compared to 2014. Hotel revenue increased 23.0% in 2015 compared to 2014, due to a 9.4% percentage point increase in Hotel Occupancy and a 12.4% increase in ADR. Casino revenues increased 16.6% due primarily to increased slot and table games revenue. Food and beverage revenues increased 8.6% due to increased food and beverage covers. Tower revenue fell 7.8% due primarily to a 13.1% decrease in SkyJump admissions. Stratosphere increased Adjusted EBITDA 70.0% and Adjusted EBITDA Margin increased 6.5 percentage points during the fourth quarter of 2015 compared to 2014.

Arizona Charlie’s - The Arizona Charlie’s fourth quarter Net revenues decreased 0.9% in 2015 as compared to 2014. Casino revenues decreased 2.4% due to lower slot coin-in and bingo hold. Hotel revenues increased 20.1% due to increased Hotel Occupancy and higher ADR and food and beverage revenues decreased 2.4% due to decreased food and beverage covers. Due to increased expenses, Adjusted EBITDA decreased 7.3% and Adjusted EBITDA Margin decreased 0.9 percentage points at the Arizona Charlie’s properties during the fourth quarter of 2015 as compared to the fourth quarter of 2014.

The Aquarius - The Aquarius’ fourth quarter Net revenues decreased 3.1% in 2015 compared to 2014. Hotel revenue decreased 3.2% in 2015 as Hotel Occupancy decreased to 39.9% in 2015 compared to 42.2% in 2014. Casino revenue decreased 3.4% due to decreased slot, table, and race and sports revenue. Food and beverage revenue increased 4.2% due to a higher average check per cover. Adjusted EBITDA decreased 14.1% and Adjusted EBITDA Margin decreased 2.7 percentage points in the fourth quarter of 2015 as compared to the fourth quarter of 2014.

Financial Statistics as of December 31, 2015:
•	Cash	$71.8 million
•	Unrestricted Cash	$62.3 million
•	Consolidated Total Debt	$294.5 million
•	Consolidated Capital Expenditures for the four Fiscal Quarters ended December 31, 2015	$20.9 million

2000 Las Vegas Boulevard South · Las Vegas, NV 89104

Conference Call Information:
We will hold our fourth quarter 2015 earnings conference call, Wednesday, March 23, 2016 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 AM Eastern). To attend, dial 888-364-3108 (US/Canada toll-free). The pass code is 7447524.
A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com. For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$49.6	$48.7	$205.0	$199.3
Hotel	19.5	16.7	83.1	71.9
Food and beverage	19.4	18.4	78.6	73.5
Tower, retail, entertainment and other	7.8	7.9	34.4	33.5
Gross revenues	96.3	91.7	401.1	378.2
Less promotional allowances	7.0	6.9	28.0	27.1
Net revenues	89.3	84.8	373.1	351.1

Costs and expenses:
Casino	16.3	16.0	64.4	64.1
Hotel	8.9	8.3	37.2	34.8
Food and beverage	14.1	13.7	58.1	55.5
Other operating expenses	2.6	2.9	10.8	11.5
Selling, general and administrative	33.0	29.9	126.0	122.6
Depreciation and amortization	7.1	7.3	29.1	29.3
Total costs and expenses	82.0	78.1	325.6	317.8
Income from operations	$7.3	$6.7	$47.5	$33.3

EBITDA Reconciliation:
Net income	$3.3	$0.2	$12.1	$7.0
Interest expense	4.0	6.5	20.8	26.3
Depreciation and amortization	7.1	7.3	29.1	29.3
EBITDA	$14.4	$14.0	$62.0	$62.6
Numbers may vary due to rounding.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income	$3.3	$0.2	$12.1	$7.0
Interest expense	4.0	6.5	20.8	26.3
Depreciation and amortization	7.1	7.3	29.1	29.3
Loss on disposal of assets	2.1	—	2.0	—
Loss on debt redemption	—	—	14.7	—
Other non-recurring and extraordinary expenses[1]	0.3	0.5	1.2	4.0
Adjusted EBITDA	$16.8	$14.5	$79.9	$66.6
Adjusted EBITDA Margin	18.8%	17.1%	21.4%	19.0%

Numbers may vary due to rounding.

1As further defined in the Credit and Guaranty Agreement dated July 7, 2015 (the “Credit Agreement”).

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

WPU - Slot ($)
Stratosphere	144.36	124.10	140.58	125.63
Decatur	123.56	128.04	128.93	129.49
Boulder	90.99	85.84	92.12	89.34
Aquarius	153.11	153.25	163.46	155.75
ACEP Consolidated	129.63	125.64	133.00	127.84

WPU - Tables ($)
Stratosphere	807.79	712.13	834.19	778.71
Decatur	512.74	499.80	583.35	503.64
Boulder	370.28	234.88	365.12	300.23
Aquarius	456.51	487.26	584.40	559.06
ACEP Consolidated	617.24	564.09	681.00	622.76

ADR ($)
Stratosphere	74.16	65.98	71.49	64.18
Decatur	46.98	45.94	46.95	45.64
Boulder	48.01	40.79	46.32	42.92
Aquarius	47.40	46.31	52.32	50.62
ACEP Consolidated	64.58	49.36	63.36	58.14

Hotel Occupancy (%)
Stratosphere	85.9	78.5	83.9	83.2
Decatur	85.4	72.8	86.7	76.2
Boulder	60.0	53.5	60.6	51.5
Aquarius	39.9	42.2	51.4	51.4
ACEP Consolidated	66.4	62.5	72.6	68.5

Net Revenue ($ in millions)
Stratosphere	44.6	39.2	178.8	162.2
Decatur	14.6	15.0	60.5	59.8
Boulder	8.2	8.0	32.7	32.0
Aquarius	21.8	22.5	100.6	96.9
Corporate	0.1	0.1	0.5	0.2
ACEP Consolidated	89.3	84.8	373.1	351.1
Numbers may vary due to rounding.

1.	Statistics for Slot and Tables WPU and ADR for prior year periods have been restated to current method of calculation.

2.	WPU-Slots represents the total amount wagered in slots divided by the average number of slot units and days during the period.

3.	WPU-Tables represents the total amount wagered on tables divided by the average number of table units and days during the period.

4.	ADR is hotel revenue divided by occupied rooms per day.

5.	Hotel Occupancy is the average percentage of total hotel rooms occupied during a period.

6.	Net Revenue is the gross revenues less promotional allowances.

“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the credit agreement.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the Credit Agreement determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, management fees, share-based compensation expense, and other non-recurring and extraordinary expenses as defined in the Credit Agreement. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777

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